Exhibit 10.26c

               FIRST AMENDMENT TO PLEDGE AGREEMENT


     THIS FIRST AMENDMENT TO PLEDGE AGREEMENT (this "Amendment") is entered into as of July 5, 1995, by and between IOMEGA CORPORATION, a Delaware corporation ("Pledgor"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Pledgee").

                             RECITALS
     WHEREAS, Pledgor and Pledgee have executed that certain Pledge Agreement dated as of July 5, 1995, (the "Pledge Agreement").
     WHEREAS, Pledgee and Pledgor have agreed to certain changes in the terms and conditions set forth in the Pledge Agreement and have agreed to amend the Pledge Agreement to reflect said changes.
     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Pledge Agreement shall be amended as follows:
     1. Section 2.1 is hereby deleted in its entirety, and the following substituted therefor:
          "SECTION 2.1. Sixty-five percent (65%) of the shares of capital stock of Iomega GMBH and all the shares of capital stock of Iomega International Inc., Iomega Canada Inc., Iomega Italia Inc., Iomega France Inc., Iomega United Kingdom Ltd., Iomega Iberia Ltd., Iomega Belgium Inc., Iomega Scandinavia Inc., and Iomega Austria Inc. (collectively, the "Companies"), owned beneficially and of record by Pledgor as listed on Schedule I attached hereto and made a part hereof, and all cash, dividends, other securities, instruments, rights and other property at any time and from time to time received or receivable in respect of the stock of the Companies or in exchange for all or any part thereof, including without limitation, stock dividends, warrants, rights to subscribe, conversion rights, liquidating dividends and other stock rights, and in the event Pledgor receives any of the foregoing, Pledgor acknowledges that the same shall be received IN TRUST for Pledgee and agrees immediately to deliver the same to Pledgee in original form of receipt, together with any stock or bond powers, assignments, endorsements or other documents or instruments as Pledgee may reasonably request to establish, protect or perfect Pledgee's interest in respect of such Collateral: and"

     2. Except as specifically provided herein, all terms and conditions of the Pledge Agreement remain in full force and effect, without waiver or modification. All terms defined in the Pledge Agreement shall have the same meaning when used in this Amendment. This Amendment and the Pledge Agreement shall be read together, as one document.
     3. Pledgee hereby remakes all representations and warranties contained in the Pledge Agreement and reaffirms all covenants set forth therein. Pledgee further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Pledge Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.


                                   WELLS FARGO BANK,
IOMEGA CORPORATION              NATIONAL ASSOCIATION


By:  /s/ Leonard C. Purkis                    By:  /s/ Michael P. Baranowski

Title:    Chief Financial Officer             Title:    Vice President